Exhibit 99.1

Tricida Announces Fourth Quarter and Full-Year 2018 Financial Results
Webcast Today at 8:00 am Eastern Time
SOUTH SAN FRANCISCO, Calif., March 28, 2019 (Business Wire) — Tricida, Inc. (Nasdaq: TCDA), a pharmaceutical company focused on the development and commercialization of its drug candidate, TRC101 (veverimer), a non-absorbed, orally-administered polymer designed to treat metabolic acidosis in patients with chronic kidney disease (CKD), announced today financial results for the three months and full year ended December 31, 2018 and provided an update on key initiatives.
Recent Highlights

•
Announced today, initial topline data analyses of the TRCA-301E trial, a placebo-controlled, blinded, 40-week extension trial, revealed positive results. The trial met its primary and all secondary endpoints.

•
Announced today, an amendment to its existing debt facility with Hercules Capital, Inc., increasing the total amount available under the debt facility to up to $200 million and extending the maturity of the debt facility.

•	The Lancet published results from the TRCA-301 Phase 3 clinical trial in March 2019.
2018 Highlights

•	Initiated enrollment in the VALOR-CKD confirmatory postmarketing clinical trial in the fourth quarter of 2018.

•	Completed an initial public offering (IPO) for total gross proceeds of approximately $255.6 million in July 2018.

•	Reported top-line results from the TRCA-301 Phase 3 clinical trial, which met both its primary and secondary endpoints in June 2018.
2019 Projected Milestones

•	Availability of New Drug Application (NDA)-enabling 12-month registration stability data for TRC101 in mid-2019.

•	Submission of an NDA in the second half of 2019, seeking approval of TRC101 through the U.S. Food and Drug Administration’s (FDA’s) Accelerated Approval Program.

“Among our recent and 2018 highlights, the topline clinical data which we reported today truly stands out. We did not anticipate that we would observe evidence of clinical benefit beyond the increase in blood bicarbonate in patients treated with TRC101 until the read out of the results of our postmarketing trial, VALOR-CKD, in the 2022 to 2023 timeframe,” said Gerrit Klaerner, Ph.D., Tricida’s Chief Executive Officer and President. “We remain committed to submitting our NDA under the Accelerated Approval Program in the second half of 2019 and look forward to the results of our VALOR-CKD confirmatory postmarketing trial.”
Financial Results for the Quarter and Year Ended December 31, 2018
Research and development expense was $22.7 million and $17.8 million for the three months ended December 31, 2018 and 2017, respectively, and $85.6 million and $35.9 million for the years ended December 31, 2018 and 2017, respectively. The increases in research and development expense in the three-month and full year periods of 2018 compared to the prior periods were primarily due to increased activities in connection with our TRC101 clinical development program, including increased drug substance manufacturing, as well as increased personnel and related costs.
General and administrative expense was $6.1 million and $2.9 million for the three months ended December 31, 2018 and 2017, respectively, and $18.0 million and $11.2 million for the years ended December 31, 2018 and 2017, respectively. The increases in general and administrative expense in the three-month and full year periods of 2018 compared to the prior period were primarily due to increased administrative costs supporting the increased activities in connection with our TRC101 clinical development program, increased headcount and higher professional service fees.
Net loss was $27.8 million (non-GAAP net loss of $25.3 million) and $20.6 million (non-GAAP net loss of $20.2 million) for the three months ended December 31, 2018 and 2017, respectively, and $102.8 million (non-GAAP net loss of $96.5 million) and $41.3 million (non-GAAP net loss of $46.0 million) for the years ended December 31, 2018 and 2017, respectively. Net loss per basic and diluted share was $0.66 and $9.05 for the three months ended December 31, 2018 and 2017, respectively, and $4.64 and $19.32 for the years ended December 31, 2018, and 2017, respectively.
As of December 31, 2018, cash, cash equivalents and investments were $243.4 million.
Financial Guidance
Tricida estimates a cash expenditure of $135 to $145 million in 2019. Based on its current operating plan, Tricida expects that its cash and investments as of December 31, 2018 and its anticipated borrowing capacity under its Hercules debt facility will enable the Company to fund its anticipated operating expenses and capital expenditure requirements into 2021.
Today’s Conference Call and Webcast
Tricida will host a conference call today at 8:00 am Eastern Time to discuss its financial results and business progress. Please access the Tricida Conference Call as follows:

Tricida TRCA-301E Clinical Trial Results and
Financial Results Conference Call

8:00 am Eastern Time Today

Website:    IR.Tricida.com
Dial-in:    (877) 377-5478

International:    (629) 228-0740
Conference ID:    1756243
A replay of the webcast will be available on the Investor Relations page of Tricida’s website approximately two hours following the completion of the call and will be available for up to 90 days following the presentation.
About Tricida
Tricida, Inc. is a pharmaceutical company focused on the development and commercialization of its drug candidate, TRC101, a non-absorbed, orally-administered polymer designed to treat metabolic acidosis in patients with chronic kidney disease (CKD). Metabolic acidosis is a condition commonly caused by CKD that is believed to accelerate the progression of kidney deterioration. It is estimated to pose a health risk to approximately three million patients with CKD in the United States. Tricida has successfully completed all of the clinical trials that it planned to complete prior to submission of an NDA to the U.S. Food and Drug Administration (FDA). Tricida plans to submit an NDA in the second half of 2019, seeking approval of TRC101 through the FDA’s Accelerated Approval Program.
For more information about Tricida, please visit www.Tricida.com.
Cautionary Note on Forward-Looking Statements
This press release includes forward-looking statements, including for example, all of the statements under the headings “Financial Guidance" and "2019 Projected Milestones” and other statements about our ability to submit an NDA for TRC101 under the FDA's Accelerated Approval Program. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, among others, that we may not be able to achieve upcoming milestones, the cost, timing and results of clinical trials and other studies; that many drug candidates that have completed Phase 3 trials do not become approved drugs on a timely or cost effective basis, or at all; there can be no assurance that the FDA would approve an NDA under the Accelerated Approval Program, or at all, and even if approval for a drug is obtained, there can be no assurance that it will be adopted in the market or accepted as a benefit to patients and healthcare providers; possible safety and efficacy concerns; and that we completely rely on third-party suppliers to manufacture our clinical drug supply. The forward-looking statements contained in this press release reflect Tricida’s current views with respect to future events, and Tricida does not undertake and specifically disclaims any obligation to update any forward-looking statements.

(Financial Tables to Follow)

Tricida, Inc.

Condensed Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$37,172	$9,774
Short-term investments	203,906	57,740
Prepaid expenses and other current assets	3,269	1,910
Total current assets	244,347	69,424
Long-term investments	2,287	—
Property and equipment, net	1,215	1,150
Total assets	$247,849	$70,574

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,460	$3,861
Accrued expenses and other current liabilities	6,344	7,361
Total current liabilities	14,804	11,222

Term loan	38,071	—
Other long-term liabilities	449	323
Total liabilities	53,324	11,545

Convertible preferred stock	—	147,070
Stockholders’ equity (deficit):
Common stock	42	2
Additional paid-in capital	386,830	1,356
Accumulated other comprehensive loss	(153)	(13)
Accumulated deficit	(192,194)	(89,386)
Total stockholders’ equity (deficit)	194,525	(88,041)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$247,849	$70,574

Tricida, Inc.

Condensed Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$22,697	$17,770	$85,594	$35,906
General and administrative	6,113	2,887	18,001	11,216
Total operating expenses	28,810	20,657	103,595	47,122
Loss from operations	(28,810)	(20,657)	(103,595)	(47,122)
Change in fair value—preferred stock tranche obligation	—	—	—	5,649
Other income (expense), net	1,937	107	3,924	183
Interest expense	(971)	—	(3,137)	—
Net loss	(27,844)	(20,550)	(102,808)	(41,290)
Other comprehensive loss:
Net unrealized gain (loss) on available-for-sale securities, net of tax	(113)	(11)	(140)	(13)
Comprehensive loss	$(27,957)	$(20,561)	$(102,948)	$(41,303)
Net loss per share, basic and diluted	$(0.66)	$(9.05)	$(4.64)	$(19.32)
Weighted-average number of shares outstanding, basic and diluted	42,081,869	2,270,435	22,146,192	2,137,690

Tricida, Inc.

GAAP to non-GAAP reconciliations
(Unaudited)
(In thousands)
A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
GAAP net loss, as reported	$(27,844)	$(20,550)	$(102,808)	$(41,290)
Adjustments:
Non-cash stock-based compensation expense	2,123	280	5,152	876
Non-cash term loan discount and issuance costs	414	—	1,316	—
Mark-to-market adjustment on financial instruments	50	54	(188)	(5,581)
Total adjustments	2,587	334	6,280	(4,705)
Non-GAAP net loss	$(25,257)	$(20,216)	$(96,528)	$(45,995)
Use of Non-GAAP Financial Measures
We supplement our financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable Securities and Exchange Commission rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with additional information that reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.
“Non-GAAP net income“ is not based on any standardized methodology prescribed by GAAP and represent GAAP net income adjusted to exclude (1) stock-based compensation expense, (2) non-cash interest expense related to Tricida’s term loan discount and issuance costs and (3) mark-to market adjustments related to financial instruments held (which include preferred stock tranche obligations, warrants and derivatives) within our reconciliation of our GAAP to Non-GAAP net income. Non-GAAP financial measures used by Tricida may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

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Contact:
Jackie Cossmon, IRC
Tricida, Inc.
Vice President of Investor Relations and Communications
IR@Tricida.com